SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-23136

                         Country Star Restaurants, Inc.
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             (Exact name of registrant as specified in its charter)

4929 Wilshire Boulevard, Los Angeles, CA  90010                  213/634-5588
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock,  par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None

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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Place  an  X  in  the  box(es)  to  designate  the   appropriate   rule
provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)       [ ]        Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date: 146

         Pursuant to the requirements of the Securities Exchange Act of 1934 Country Star Restaurants, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  March 29, 1999

                                COUNTRY STAR RESTAURANTS, INC.



                                By: /s/ Ian Smith
                                   --------------------------------
                                        Ian Smith, President